TYSON FOODS REPORTS STRONG SECOND QUARTER FISCAL 2019 RESULTS
DELIVERS RECORD SECOND QUARTER PREPARED FOODS AND BEEF OPERATING INCOME

Springdale, Arkansas – May 6, 2019 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson, Jimmy Dean, Hillshire Farm, Ball Park, Wright, Aidells, ibp and State Fair, today reported the following results:

(in millions, except per share data)	Second Quarter		Six Months Ended
	2019	2018	2019	2018
Sales	$10,443	$9,773	$20,636	$20,002
Operating Income	635	494	1,442	1,416

Net Income	430	316	982	1,948
Less: Net Income Attributable to Noncontrolling Interests	4	1	5	2
Net Income Attributable to Tyson	$426	$315	$977	$1,946

Net Income Per Share Attributable to Tyson	$1.17	$0.85	$2.67	$5.25

Adjusted¹ Operating Income	$654	$691	$1,495	$1,635

Adjusted¹ Net Income Per Share Attributable to Tyson	$1.20	$1.27	$2.78	$3.08
1 Adjusted operating income and adjusted net income per share attributable to Tyson, or Adjusted EPS, are non-GAAP financial measures and are explained and reconciled to a comparable GAAP measure at the end of this release. Adjusted net income per share attributable to Tyson guidance is provided on a non-GAAP basis because certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. A further explanation of providing non-GAAP guidance is included at the end of this release.
First Six Months Highlights

•	GAAP EPS of $2.67, down 49% from record prior year (prior year included a one-time tax benefit of $2.71)

•	Adjusted EPS of $2.78, down 10% from record prior year

•	GAAP operating income of $1,442 million; Adjusted operating income of $1,495 million

•	Total Company GAAP operating margin of 7.0%; Adjusted operating margin of 7.2%

•	Record Prepared Foods GAAP operating margin of 12.2% and record Adjusted operating margin of 12.4%

•	Repurchased 2.4 million shares for $146 million
Second Quarter Highlights

•	GAAP EPS of $1.17, up 38% from prior year; Adjusted EPS of $1.20, down 6% from prior year

•	GAAP operating income of $635 million; Adjusted operating income of $654 million

•	Total Company GAAP operating margin of 6.1%; Adjusted operating margin of 6.3%

•	Record second quarter Prepared Foods GAAP operating margin and income of 12.1% and $245 million; record second quarter Adjusted operating margin and income of 12.3% and $249 million

•	Record second quarter Beef GAAP and Adjusted operating income of $156 million
Guidance

•	Maintaining Adjusted[1] EPS guidance for fiscal 2019 of $5.75-$6.10

“I’m pleased with our direction as we begin the back half of the year,” said Noel White, Tyson’s president and CEO. “The Prepared Foods segment produced its second consecutive quarter of record return on sales. Both the Beef and Pork segments were solid performers, while the Chicken segment is poised for improvement following what we believe are its margin lows for the year.

“Looking ahead, African Swine Fever has the potential to impact the global protein industry on a level that we have never experienced, and it is an event that will underscore the power of the Tyson business model. While Tyson’s diversity across segments provides stability and puts us in a position to capitalize when opportunities arise, all proteins could see a benefit. A worldwide decrease in pork supply would offer significant upside to our pork business, while also lifting the chicken and beef businesses as substitutes and increasing raw material costs in our prepared foods business.

“Our forecasts for the current fiscal year do not include any potential effects from ASF as we do not have clarity on when the impact might occur or what the magnitude could be. To date, pork pricing hasn’t kept pace with increased hog costs, leading us to believe any positive ASF impact would occur in late fiscal 2019 into fiscal 2020 and beyond. For these reasons, we are maintaining our guidance for fiscal 2019 in the range of $5.75-6.10 adjusted earnings per share, and we will stay focused on the long-term by growing our business on the strength of our leading brands and our diversified business model.”

SEGMENT RESULTS (in millions)

Sales
(for the second quarter ended March 30, 2019, and March 31, 2018)
	Second Quarter				Six Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2019	2018	Change	Change	2019	2018	Change	Change
Beef	$3,884	$3,681	3.2%	2.3%	$7,810	$7,567	1.1%	2.1%
Pork	1,172	1,265	1.0%	(8.3)%	2,351	2,548	(1.3)%	(6.4)%
Chicken	3,407	2,959	26.2%	(11.0)%	6,522	5,956	21.6%	(12.1)%
Prepared Foods	2,027	2,147	(9.5)%	3.9%	4,176	4,439	(11.3)%	5.4%
Other	277	82	93.4%	141.2%	420	170	47.5%	99.4%
Intersegment Sales	(324)	(361)	n/a	n/a	(643)	(678)	n/a	n/a
Total	$10,443	$9,773	11.6%	(4.8)%	$20,636	$20,002	7.4%	(4.2)%

Operating Income (Loss)
(for the second quarter ended March 30, 2019, and March 31, 2018)
	Second Quarter				Six Months Ended
			Operating Margin				Operating Margin
	2019	2018	2019	2018	2019	2018	2019	2018
Beef	$156	$92	4.0%	2.5%	$461	$348	5.9%	4.6%
Pork	100	67	8.5%	5.3%	195	218	8.3%	8.6%
Chicken	141	231	4.1%	7.8%	301	503	4.6%	8.4%
Prepared Foods	245	119	12.1%	5.5%	510	375	12.2%	8.4%
Other	(7)	(15)	n/a	n/a	(25)	(28)	n/a	n/a
Total	$635	$494	6.1%	5.1%	$1,442	$1,416	7.0%	7.1%
Note: On November 30, 2018, we acquired Keystone Foods. The post-acquisition results from operations of this business are included in our Chicken segment for Keystone's domestic operations and Other for Keystone's International business. In fiscal 2018, we acquired Tecumseh Poultry, LLC and American Proteins, Inc. The post-acquisition results from operations of these businesses are included in our Chicken segment. In fiscal 2018, we also completed the sale of four non-protein businesses as part of our strategic focus on protein brands. All of these businesses were part of our Prepared Foods segment and included Sara Lee® Frozen Bakery, Kettle, Van’s®, and TNT Crust. Additionally, in the first quarter of fiscal 2019, we adopted a new defined benefit and other postretirement accounting standard that required retrospective adjustment of prior periods. Accordingly, total Company and Prepared Foods operating income and adjusted operating income for the second quarter and six months of fiscal 2019 were reduced by $4 million and $9 million, respectively.

Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss) (Non-GAAP)
(for the second quarter ended March 30, 2019, and March 31, 2018)
	Second Quarter				Six Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2019	2018	2019	2018	2019	2018	2019	2018
Beef	$156	$120	4.0%	3.3%	$461	$377	5.9%	5.0%
Pork	100	79	8.5%	6.2%	195	231	8.3%	9.1%
Chicken	150	288	4.4%	9.7%	323	569	5.0%	9.6%
Prepared Foods	249	218	12.3%	10.3%	517	486	12.4%	11.2%
Other	(1)	(15)	n/a	n/a	(1)	(28)	n/a	n/a
Total	$654	$690	6.3%	7.1%	$1,495	$1,635	7.2%	8.2%
Note: Adjusted operating income is a non-GAAP financial measure and is explained and reconciled to a comparable GAAP measure at the end of this release.

Adjusted operating income and adjusted operating margin are presented as supplementary measures in the evaluation of our business that are not required by, or presented in accordance with, GAAP. We use adjusted operating income and adjusted operating margin as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe adjusted operating income and adjusted operating margin are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income and adjusted operating margin. Further, we believe that adjusted operating income and adjusted operating margin are useful measures because they improve comparability of results of operations from period to period. Adjusted operating income and adjusted operating margin should not be considered as substitutes for operating income, operating margin or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income and adjusted operating margin may not be comparable to similarly titled measures reported by other companies.

Summary of Segment Results

•
Beef - Sales volume increased for the six months and second quarter of fiscal 2019 due to improved availability of cattle supply and stronger demand for our beef products. Average sales price increased for the six months and second quarter of fiscal 2019 as demand for our beef products remained strong. Operating income increased for the six months and second quarter of fiscal 2019 as we continued to maximize our revenues relative to live fed cattle costs, partially offset by increased operating and labor costs. Additionally, operating income was impacted in the second quarter of fiscal 2018 by a one-time cash bonus to frontline employees of $27 million.

•
Pork - Sales volume increased for the second quarter of fiscal 2019 due to increased domestic availability of live hogs. Sales volume decreased for the six months of fiscal 2019 as a result of balancing our supply with customer demand during a period of margin compression in the first quarter of fiscal 2019, partially offset by the increased sales volume in the second quarter of fiscal 2019. The average sales price decrease for the six months and second quarter of fiscal 2019 was associated with lower livestock costs. Operating income increased for the second quarter of fiscal 2019 as we maximized our revenues relative to the live hog markets due to operational and mix performance. Operating income for the six months of fiscal 2019 remained strong, but lower than prior year results due to periods of compressed pork margins caused by excess domestic availability of pork in the first quarter of fiscal 2019. Additionally, operating income was impacted in the second quarter of fiscal 2018 by a one-time cash bonus to frontline employees of $12 million.

•
Chicken - Sales volume increased for the six months and second quarter of fiscal 2019 primarily due to incremental volume from business acquisitions. Average sales price decreased for the six months and second quarter of fiscal 2019 due to sales mix primarily associated with the acquisition of a poultry rendering and blending business in the fourth quarter of fiscal 2018. Operating income decreased for the six months and second quarter of fiscal 2019 due to increased operating costs, in addition to higher feed ingredient costs and current market conditions. Additionally, operating income was impacted in the second quarter of fiscal 2018 by a one-time cash bonus to frontline employees of $51 million.

•
Prepared Foods - Sales volume decreased for the six months and second quarter of fiscal 2019 primarily from business divestitures. Average sales price increased for the six months and second quarter of fiscal 2019 due to product mix which was positively impacted by business divestitures. Operating income increased for the six months and second quarter of fiscal 2019 due to strong demand for our products, improved product mix and lower raw material costs, partially offset by increased operating and labor costs. Additionally, operating income was impacted in the second quarter of fiscal 2018 by a one-time cash bonus to frontline employees of $19 million and a $75 million impairment associated with the divestiture of non-protein business.

Outlook
For fiscal 2019, USDA indicates domestic protein production (beef, pork, chicken and turkey) should increase approximately 2% from fiscal 2018 levels, but we expect export markets should absorb a portion of the increased production. The following is a summary of the outlook for each of our segments, as well as an outlook for sales, capital expenditures, net interest expense, liquidity and tax rate for fiscal 2019.

Adjusted operating margin guidance is provided below on a non-GAAP basis2.

•
Keystone Acquisition – On November 30, 2018, we completed the acquisition of Keystone Foods business ("Keystone”) from Marfrig Global Foods for $2.3 billion in cash, subject to certain adjustments. The acquisition of Keystone, a major supplier to the growing global foodservice industry, is our latest investment in furtherance of our growth strategy and expansion of our value-added protein capabilities. The results from domestic operations of this business are included in our Chicken segment and results from its international operations are included in Other.

•
Thai and European Operations Acquisition – On February 6, 2019, the Company announced it had reached a definitive agreement to acquire the Thai and European operations of BRF S.A. for $340 million in cash, subject to certain adjustments. The purchase includes four processing facilities located in Thailand and one processing facility each located in the United Kingdom and the Netherlands. This acquisition builds on our growth strategy to expand offerings of value-added protein in global markets. The transaction is expected to close during our fiscal third quarter 2019 and is subject to customary closing conditions, including regulatory approvals, however, there can be no assurance that the acquisition will close at such time. The impact of this acquisition has been excluded from the outlook.

•
Sales – For fiscal 2019, we expect sales to grow to approximately $43 billion due to volume growth and mix, as well as the impact of the Keystone acquisition. Most of the sales growth is expected to occur in our Chicken segment and Other, as well as expected growth in our Prepared Foods segment after excluding the impact of fiscal 2018 business divestitures.

•
Beef – We expect industry fed cattle supplies to increase approximately 2% in fiscal 2019 as compared to fiscal 2018. We expect ample supplies in regions where we operate our plants. We believe our Beef segment's adjusted operating margin will be approximately 7% in fiscal 2019.

•
Pork – We expect industry hog supplies to increase approximately 2-3% in fiscal 2019 as compared to fiscal 2018. Additionally, we expect a sharp increase in livestock costs in the back half fiscal 2019, however, there may be periods in which costs rise faster than price recovery. We believe our Pork segment's adjusted operating margin should exceed 6% in fiscal 2019.

•
Chicken – USDA projects an increase in chicken production of approximately 1% in fiscal 2019 as compared to fiscal 2018. We believe our Chicken segment's adjusted operating margin to be around 6% in fiscal 2019.

•
Prepared Foods – We expect raw material costs to rise in the back half of fiscal 2019 but expect to recover the increased raw material costs through pricing. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. We believe our Prepared Foods segment's adjusted operating margin will be between 10-12% in fiscal 2019.

•
Other – Other includes Keystone's international operations, our foreign operations in China, third-party merger and integration costs and corporate overhead related to Tyson New Ventures, LLC. We expect improved results in Other during fiscal 2019 from substantial improvement in our legacy foreign operations as well as from the addition of Keystone's international operations.

•
Capital Expenditures – For fiscal 2019, we expect capital expenditures to be approximately $1.3 to $1.4 billion and to scale back to the range of $1.1 to $1.3 billion in fiscal 2020. Capital expenditures will include spending for production growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that will result in production and labor efficiencies, yield improvements and sales channel flexibility.

•	Net Interest Expense – We expect net interest expense to approximate $450 million for fiscal 2019.

•	Liquidity – We expect total liquidity, which was approximately $1.9 billion at March 30, 2019, to remain above our minimum liquidity target of $1.0 billion.

•	Tax Rate – We expect our adjusted effective tax rate to approximate 22.5% in fiscal 2019.

2The Company is not able to reconcile its full-year fiscal 2019 adjusted operating margin guidance to its full-year fiscal 2019 projected GAAP operating margin guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort. Adjusted operating margin should not be considered a substitute for operating margin or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on the Company’s GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Sales	$10,443	$9,773	$20,636	$20,002
Cost of Sales	9,251	8,758	18,089	17,544
Gross Profit	1,192	1,015	2,547	2,458

Selling, General and Administrative	557	521	1,105	1,042
Operating Income	635	494	1,442	1,416
Other (Income) Expense:
Interest income	(5)	(2)	(7)	(4)
Interest expense	119	86	218	174
Other, net	(7)	(13)	(10)	(19)
Total Other (Income) Expense	107	71	201	151
Income before Income Taxes	528	423	1,241	1,265
Income Tax Expense (Benefit)	98	107	259	(683)
Net Income	430	316	982	1,948
Less: Net Income Attributable to Noncontrolling Interests	4	1	5	2
Net Income Attributable to Tyson	$426	$315	$977	$1,946
Weighted Average Shares Outstanding:
Class A Basic	294	296	294	296
Class B Basic	70	70	70	70
Diluted	366	370	366	371
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.20	$0.88	$2.74	$5.42
Class B Basic	$1.07	$0.78	$2.46	$4.87
Diluted	$1.17	$0.85	$2.67	$5.25
Dividends Declared Per Share:
Class A	$0.375	$0.300	$0.825	$0.675
Class B	$0.338	$0.270	$0.743	$0.608

Sales Growth	6.9%		3.2%
Margins: (Percent of Sales)
Gross Profit	11.4%	10.4%	12.3%	12.3%
Operating Income	6.1%	5.1%	7.0%	7.1%
Net Income Attributable to Tyson	4.1%	3.2%	4.8%	9.7%
Effective Tax Rate	18.5%	25.3%	20.9%	(54.0)%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 30, 2019	September 29, 2018
Assets
Current Assets:
Cash and cash equivalents	$360	$270
Accounts receivable, net	1,837	1,723
Inventories	3,899	3,513
Other current assets	280	182
Total Current Assets	6,376	5,688
Net Property, Plant and Equipment	7,085	6,169
Goodwill	10,946	9,739
Intangible Assets, net	7,295	6,759
Other Assets	796	754
Total Assets	$32,498	$29,109

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$1,564	$1,911
Accounts payable	1,710	1,694
Other current liabilities	1,340	1,426
Total Current Liabilities	4,614	5,031
Long-Term Debt	10,810	7,962
Deferred Income Taxes	2,278	2,107
Other Liabilities	1,238	1,198

Total Tyson Shareholders’ Equity	13,423	12,803
Noncontrolling Interests	135	8
Total Shareholders’ Equity	13,558	12,811

Total Liabilities and Shareholders’ Equity	$32,498	$29,109

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	March 30, 2019	March 31, 2018
Cash Flows From Operating Activities:
Net income	$982	$1,948
Depreciation and amortization	523	459
Deferred income taxes	4	(938)
Other, net	69	132
Net changes in operating assets and liabilities	(639)	(462)
Cash Provided by Operating Activities	939	1,139

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(656)	(559)
Purchases of marketable securities	(30)	(22)
Proceeds from sale of marketable securities	29	21
Acquisitions, net of cash acquired	(2,141)	(226)
Proceeds from sale of business	—	125
Other, net	32	(25)
Cash Used for Investing Activities	(2,766)	(686)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	4,600	—
Payments on debt	(1,849)	(432)
Borrowings on revolving credit facility	335	1,420
Payments on revolving credit facility	(335)	(1,420)
Proceeds from issuance of commercial paper	10,145	10,837
Repayments of commercial paper	(10,567)	(10,615)
Purchases of Tyson Class A common stock	(146)	(237)
Dividends	(269)	(216)
Stock options exercised	24	87
Other, net	(26)	—
Cash Provided by (Used for) Financing Activities	1,912	(576)
Effect of Exchange Rate Changes on Cash	5	3
Increase (Decrease) in Cash and Cash Equivalents	90	(120)
Cash and Cash Equivalents at Beginning of Year	270	318
Cash and Cash Equivalents at End of Period	$360	$198

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Six Months Ended		Fiscal Year Ended	Twelve Months Ended
	March 30, 2019	March 31, 2018	September 29, 2018	March 30, 2019

Net income	$982	$1,948	$3,027	$2,061
Less: Interest income	(7)	(4)	(7)	(10)
Add: Interest expense	218	174	350	394
Add: Income tax expense (benefit)	259	(683)	(282)	660
Add: Depreciation	386	353	723	756
Add: Amortization (a)	131	101	210	240
EBITDA	$1,969	$1,889	$4,021	$4,101

Adjustments to EBITDA:
Add: One-time cash bonus to frontline employees	$—	$109	$109	$—
Add: Keystone purchase accounting and acquisition related costs (b)	37	—	—	37
Add: Impairments net of realized gain associated with the divestiture of non-protein businesses (c)	—	79	68	(11)
Add: Restructuring and related charges	16	31	59	44
Total Adjusted EBITDA	$2,022	$2,108	$4,257	$4,171

Total gross debt			$9,873	$12,374
Less: Cash and cash equivalents			(270)	(360)
Less: Short-term investments			(1)	(2)
Total net debt			$9,602	$12,012

Ratio Calculations:
Gross debt/EBITDA			2.5x	3.0x
Net debt/EBITDA			2.4x	2.9x

Gross debt/Adjusted EBITDA			2.3x	3.0x
Net debt/Adjusted EBITDA			2.3x	2.9x

(a)
Excludes the amortization of debt issuance and debt discount expense of $6 million and $5 million for the six months ended March 30, 2019, and March 31, 2018, respectively, $10 million for the fiscal year ended September 29, 2018, and $11 million for the twelve months ended March 30, 2019, as it is included in interest expense.

(b)	Keystone acquisition and integration costs for the fiscal year 2019 included $11 million of purchase accounting adjustments and $26 million acquisition related costs.

(c)
The fiscal year ended September 29, 2018 included $101 million of impairments net of $33 million realized gains associated with the divestitures of non-protein businesses. The adjustment for the six months ended March 31, 2018 included $101 million of impairments related to the expected sale of a non-protein business net of a $22 million realized gain associated with the sale of a non-protein business.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Second Quarter				Six Months Ended
	Pretax Impact		EPS Impact		Pretax Impact		EPS Impact
	2019	2018	2019	2018	2019	2018	2019	2018

Reported net income per share attributable to Tyson			$1.17	$0.85			$2.67	$5.25

Add: One-time cash bonus to frontline employees	$—	$109	—	0.22	$—	$109	—	0.22

Add: Restructuring and related charges	$8	$12	0.01	0.02	$16	$31	0.03	0.06

Add: Impairment net of a realized gain associated with the divestiture of non-protein businesses (a)	$—	$75	—	0.21	$—	$79	—	0.26

Add: Keystone purchase accounting and acquisition related costs (b)	$11	$—	0.02	—	$37	$—	0.08	—

Less: Tax benefit from remeasurement of net deferred tax liabilities at lower enacted tax rates	$—	$—	—	(0.03)	$—	$—	—	(2.71)

Adjusted net income per share attributable to Tyson			$1.20	$1.27			$2.78	$3.08

(a)
EPS impact for the six months of fiscal 2018 included $101 million of impairments related to the expected sale of a non-protein business net of a $22 million realized gain associated with the sale of a non-protein business, which combined on an after-tax basis resulted in a $0.26 impact to EPS.

(b)
Keystone purchase accounting and acquisition related costs for the six months of fiscal 2019 included an $11 million purchase accounting adjustment for the fair value step-up of inventory and $26 million of acquisition related costs.

Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

Adjusted EPS guidance is provided on a non-GAAP basis. The Company is not able to reconcile its full-year fiscal 2019 Adjusted EPS guidance to its full-year fiscal 2019 projected GAAP EPS guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the second quarter ended March 30, 2019)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$156	$100	$141	$245	$(7)	$635
Add: Restructuring and related charges	—	—	4	4	—	8
Add: Keystone purchase accounting and acquisition related costs	—	—	5	—	6	11
Adjusted operating income (loss)	$156	$100	$150	$249	$(1)	$654

Adjusted Operating Income (Loss)
(for the second quarter ended March 31, 2018)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$92	$67	$231	$119	$(15)	$494
Add: One-time cash bonus to frontline employees	27	12	51	19	—	109
Add: Restructuring and related charges	1	—	6	5	—	12
Add: Impairment net of a realized gain associated with the divestitures of non-protein businesses	—	—	—	75	—	75
Adjusted operating income (loss)	$120	$79	$288	$218	$(15)	$690

Adjusted Operating Income (Loss)
(for the six months ended March 30, 2019)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$461	$195	$301	$510	$(25)	$1,442
Add: Restructuring and related charges	—	—	9	7	—	16
Add: Keystone purchase accounting and acquisition related costs	—	—	13	—	24	37
Adjusted operating income (loss)	$461	$195	$323	$517	$(1)	$1,495

Adjusted Operating Income (Loss)
(for the six months ended March 31, 2018)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$348	$218	$503	$375	$(28)	$1,416
Add: One-time cash bonus to frontline employees	27	12	51	19	—	109
Add: Restructuring and related charges	2	1	15	13	—	31
Add: Impairment net of a realized gain associated with the divestitures of non-protein businesses	—	—	—	79	—	79
Adjusted operating income (loss)	$377	$231	$569	$486	$(28)	$1,635

Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

Tyson Foods Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company had 121,000 team members at September 29, 2018. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.
A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, May 6, 2019. We encourage participants to pre-register for the conference call using the following link: http://dpregister.com/10130341. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call has started. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-844-890-1795 or international toll 1-412-717-9589.
A live webcast, including slides, will be available on the Tyson Foods Investor Relations website at http://ir.tyson.com. The webcast also can be accessed by using the direct link https://event.on24.com/wcc/r/1965187/040028A658306810896B8AF1F40B1A90. A telephone replay of the call will be available until June 6, 2019, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 10130341. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.
To download Tyson Foods’ free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store or https://itunes.apple.com/us/app/tyson-foods-investor-relations/id924277754?ls=1&mt=8 for iPhone, and iPad or Google Play for Android mobile devices at https://play.google.com/store/apps/details?id=com.theirapp.tyson.
Forward-Looking Statements
Certain information in this report constitutes forward-looking statements. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2019, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) market conditions for processed products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (iv) the integration of acquisitions; (v) the effectiveness of our financial fitness program; (vi) the implementation of an enterprise resource planning system; (vii) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) effectiveness of advertising and marketing programs; (xii) our ability to leverage brand value propositions; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) adverse results from litigation; (xvii) cyber incidents, security breaches or other disruptions of our information technology systems; (xviii) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xix) risks associated with our commodity purchasing activities; (xx) the effect of, or changes in, general economic conditions; (xxi) significant marketing plan changes by large customers or loss of one or more large customers; (xxii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xxiii) failure to maximize or assert our intellectual property rights; (xxiv) our participation in a multiemployer pension plan; (xxv) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (xxvi) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; (xxvii) volatility in capital markets or interest rates; (xxviii) risks associated with our failure to integrate Keystone Foods’ operations or to realize the targeted cost savings, revenues and other benefits of the acquisition; and (xxix) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended September 29, 2018.

Media Contact: Gary Mickelson, 479-290-6111 Investor Contact: Jon Kathol, 479-290-4235	Source: Tyson Foods, Inc. Category: IR, Newsroom